Filed Pursuant to Rule 433

Registration Nos. 333-229037 & 333-229037-04

**FULL PRICING** $1.15+bn Hyundai Auto Receivables Trust (HART 2020-B)

Lead Managers: Citi(Str), BNP, Lloyds, RBC Capital Markets, and Societe Generale
Co-Managers: Barclays and Wells Fargo

CLS	$AMT(MM)	WAL	S&P/Fitch	WNDW	L.FINL	BNCH	SPRD	YLD	CPN	$PX
A1	262.400	0.25	A-1+/F1+	1-7	7/15/2021	IntL	+0	0.27088	0.27088	100.00000
A2	380.000	1.00	AAA/AAA	7-18	3/15/2023	EDSF	+14	0.390	0.38	99.99032
A3	380.000	2.21	AAA/AAA	18-37	12/16/2024	IntS	+27	0.489	0.48	99.98128
A4	76.390	3.36	AAA/AAA	37-44	12/15/2025	IntS	+39	0.626	0.62	99.98279
B	21.340	3.76	AA+/AA	44-47	12/15/2025	IntS	+70	0.949	0.94	99.97367
C	35.560	3.97	AA-/A	47-48	12/15/2026	IntS	+135	1.606	1.60	99.99751

-Transaction Details-

* Format : Public

* Ratings : S&P, Fitch
* Ticker : HART 2020-B
* Offered Size: $1.15+bn

* Settle Date: 07/22/20

* Pricing Speed: 1.30% ABS to 5% Call

* ERISA Eligible: Yes

* First Pay: 08/17/20

* Min Denominations: $1k x $1k

* Bill & Deliver: Citi

CUSIP:

A-1: 44933F AA4

A-2: 44933F AB2

A-3: 44933F AC0

A-4: 44933F AD8

B: 44933F AE6

C: 44933F AF3

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